Exhibit 99.1

News Release

For Immediate Release	Contact: Steven E. Wilson
July 23, 2010	Chief Financial Officer
(800) 445-1347 ext. 8704

United Bankshares, Inc. Announces Earnings

for the Second Quarter and First Half of 2010

WASHINGTON, D.C. and CHARLESTON, WV— United Bankshares, Inc. (NASDAQ: UBSI), today reported earnings for the second quarter and the first half of 2010. Earnings for the second quarter of 2010 were $17.9 million or $0.41 per diluted share while earnings for the first half of 2010 were $35.3 million or $0.81 per diluted share.

Second quarter of 2010 results produced a return on average assets of 0.96% and a return on average equity of 9.23%, respectively. For the first half of 2010, United’s return on average assets was 0.94% while the return on average equity was 9.20%. These returns compare very favorably to United’s most recently reported Federal Reserve peer group’s (bank holding companies with total assets between $3 and $10 billion) average return on assets of 0.19% and average return on equity of -1.28% for the first quarter of 2010.

“Considering the current economic environment, United’s earnings continue to be strong with asset quality favorable to peers,” stated Richard M. Adams, United’s Chairman of the Board and Chief Executive Officer. “United also continues to be well-capitalized based upon regulatory guidelines.”

The results for the second quarter and first half of 2010 included before-tax, net gains of $796 thousand and $1.9 million, respectively, on the sale of investment securities and noncash, before-tax, other-than-temporary impairment charges of $1.1 million and $2.6 million, respectively, on certain investment securities.

Earnings for the second quarter of 2009 were $8.2 million or $0.19 per diluted share while earnings for the first half of 2009 were $37.8 million or $0.87 per diluted share. Results for the second quarter of 2009 included a credit loss provision of $17.6 million for fraudulent loans made to a commercial customer, an additional expense accrual of $3.6 million for a special FDIC assessment, and a noncash, other-than-temporary impairment charge of $782 thousand on an investment security. All of these expense amounts were before-taxes. In addition, results for the first half of 2009 included an income tax benefit of $11.5 million. United’s annualized returns on average assets and average equity were 0.41% and 4.27%, respectively, for the second quarter of 2009 while the returns on average assets and average equity was 0.96% and 10.07%, respectively, for the first half of 2009.

United Bankshares, Inc. Announces...

July 23, 2010

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United’s asset quality also continues to outperform its peers. United’s percentage of nonperforming loans to loans, net of unearned income of 1.35% at June 30, 2010 compares favorably to the most recently reported percentage of 4.37% at March 31, 2010 for United’s Federal Reserve peer group. At June 30, 2010, nonperforming loans were $73.9 million or 1.35% of loans, net of unearned income, up slightly from nonperforming loans of $72.3 million or 1.26% of loans, net of unearned income at December 31, 2009. As of June 30, 2010, the allowance for loan losses was $69.2 million or 1.27% of loans, net of unearned income, as compared to $67.9 million or 1.18% of loans, net of unearned income at December 31, 2009. United’s coverage ratio of its allowance for loan losses to nonperforming loans also compares favorably to its peers. The coverage ratio for United was 93.6% and 93.9% at June 30, 2010 and December 31, 2009, respectively. The coverage ratio for United’s Federal Reserve peer group was 72.5% at March 31, 2010. Total nonperforming assets of $109.9 million, including OREO of $36.0 million at June 30, 2010, represented 1.47% of total assets which also compares favorably to the most recently reported percentage of 3.61% at March 31, 2010 for United’s Federal Reserve peer group.

United continues to be well-capitalized based upon regulatory guidelines. United’s estimated risk-based capital ratio is 13.1% at June 30, 2010 while its Tier I capital and leverage ratios are 11.7% and 9.6%, respectively. The regulatory requirements for a well-capitalized financial institution are a risk-based capital ratio of 10%, a Tier I capital ratio of 6% and a leverage ratio of 5%.

Tax-equivalent net interest income for the second quarter of 2010 was $61.7 million, a decrease of $3.5 million or 5% from the second quarter of 2009. This decrease in tax-equivalent net interest income was primarily attributable to a decline in average earning assets of $406.1 million or 6% for the second quarter of 2010. Average net loans declined $434.3 million or 7% for the second quarter of 2010 while average investments decreased $266.8 million or 23% due mainly to maturities and calls of securities which were not fully reinvested from the second quarter of 2009. Average short-term investments increased $295.0 million as a result of United placing its excess cash in an interest-bearing account with the Federal Reserve. In addition, the average yield on earning assets declined 37 basis points for the second quarter of 2010 as compared to the same quarter in 2009. Partially offsetting these decreases to tax-equivalent net interest income was a decrease of 43 basis points in the second quarter of 2010 average cost of funds. The net interest margin for the second quarter of 2010 was 3.69%, up 2 basis points from a net interest margin of 3.67% for the second quarter of 2009.

Tax-equivalent net interest income for the first half of 2010 was $123.7 million, a decrease of $5.3 million or 4% from the first half of 2009. This decrease in tax-equivalent net interest income was primarily attributable to a decline in average earning assets of $392.2 million or 5% for the first half of 2010. Average net loans declined $381.3 million or 6% for the first half of 2010 while average investments decreased $297.7 million or 24% due mainly to maturities and calls of securities which were not fully reinvested from the first half of 2009. Average short-term investments increased $286.8 million as a result of United placing its excess cash in an interest-bearing account with the Federal Reserve. In addition, the average yield on earning assets declined 39 basis points for the first half of 2010 as compared to the first half of 2009. Partially offsetting these decreases to tax-equivalent net interest income was a decrease of 48 basis points in the first half of 2010 average cost of funds. The net interest margin for the first half of 2010 was 3.67%, up 6 basis points from a net interest margin of 3.61% for the first half of 2009.

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July 23, 2010

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On a linked-quarter basis, United’s tax-equivalent net interest income for the second quarter of 2010 was relatively flat from the first quarter of 2010, declining $382 thousand or less than 1% due to a decline in average earning assets. Average earning assets decreased $156.1 million or 2% from the first quarter of 2010. Average net loans decreased $145.5 million or 3% while average investments declined $26.6 million or 3% for the quarter. The second quarter of 2010 average yield on earning assets declined 4 basis points while the average cost of funds decreased 8 basis points from the first quarter of 2010. The net interest margin of 3.69% for the second quarter of 2010 was an increase of 4 basis points from the net interest margin of 3.65% for the first quarter of 2010.

For the quarters ended June 30, 2010 and 2009, the provision for credit losses was $6.4 million and $23.3 million, respectively, while the provision for the first six months of 2010 was $13.3 million as compared to $31.3 million for the first six months of 2009. The decrease in the provision for credit losses for 2010 was due mainly to the previously mentioned provision of $17.6 million in 2009 for fraudulent loans made to a commercial customer. Net charge-offs were $5.4 million and $11.9 million for the second quarter and first half of 2010, respectively, as compared to $21.4 million and $28.3 million for the second quarter and first half of 2009. Net charge-offs for the second quarter and first half of 2009 included the $17.6 million for the fraudulent loans. Annualized net charge-offs as a percentage of average loans were 0.39% and 0.43% for the second quarter and first half of 2010, respectively. United’s most recently reported Federal Reserve peer group’s net charge-offs to average loans percentage was 1.56% for the first quarter of 2010.

Noninterest income for the second quarter of 2010 was $17.6 million, which was a slight decrease of $266 thousand from the second quarter of 2009. Included in noninterest income for the second quarter of 2010 was a before-tax, net gain of $796 thousand on the sale of investment securities and noncash, before-tax, other-than-temporary impairment charges of $1.1 million on certain investment securities. Included in noninterest income for the second quarter of 2009 was a before-tax, net loss of $158 thousand on the sale of investment securities and noncash, before-tax other-than-temporary impairment charges of $1.1 million on certain investment securities. Excluding the results of the noncash, other-than-temporary impairment charges as well as net gains and losses from sales and calls of investment securities, noninterest income would have decreased $1.3 million or 7%. This decrease for the second quarter of 2010 was due primarily to a decrease of $846 thousand in income from derivatives not in hedge relationships due to a change in the fair value. A similar amount of expense related to the change in the fair value of other derivative financial instruments is included in other expense in the income statement. All the other changes in noninterest income items for the second quarter of 2010 as compared to the second quarter of 2009 were insignificant.

Noninterest income for the first half of 2010 was $33.2 million, which was relatively flat compared to the first half of 2009. Included in noninterest income for the first half of 2010 was a before-tax, net gain of $1.9 million on the sale of investment securities and noncash, before-tax, other-than-temporary impairment charges of $2.6 million on certain investment securities. Included in noninterest income for the first half of 2009 was a before-tax, net gain of $6 thousand on the sale of investment securities and noncash, before-tax other-than-temporary impairment charges of $1.2 million on certain investment securities. Excluding the results of the noncash, other-than-temporary impairment charges as well as net gains and losses from sales and calls of investment securities, noninterest income would have decreased $631 thousand or 2%. This decrease for the first half of 2010 was due primarily to a decrease of $595 thousand in income from derivatives not in hedge relationships due to a change in the fair value. A similar amount of expense related to the change in the fair

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July 23, 2010

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value of other derivative financial instruments is included in other expense in the income statement. In addition, revenue from trust and brokerage services decreased $367 thousand due to a decline in volume while fees from deposit services decreased $217 thousand. Partially offsetting these decreases was an increase in income from bank-owned life insurance policies of $975 thousand due to an increase in the cash surrender values.

On a linked-quarter basis, noninterest income for the second quarter of 2010 increased $2.0 million from the first quarter of 2010. Included in the results for the second quarter and first quarter of 2010 were noncash, before-tax, other-than-temporary impairment charges of $1.1 million and $1.5 million, respectively. Also included in the results for the second quarter and first quarter of 2010 were net gains of $796 thousand and $1.1 million, respectively, on the sale of investment securities. Excluding the results of security transactions, noninterest income would have increased $1.9 million or 12% on a linked-quarter basis due primarily to an increase of $893 thousand in fees from deposit services. In addition, income from derivatives not in hedge relationships increased $538 thousand due to a change in the fair value. A similar amount of expense related to the change in the fair value of other derivative financial instruments is included in other expense in the income statement. Several other noninterest income items increased for the quarter as well, none of which were individually significant.

Noninterest expense for the second quarter of 2010 was $45.2 million, a decrease of $510 thousand or 1% from the second quarter of 2009 due primarily to a decrease of $1.8 million in FDIC assessment expense because the second quarter of 2009 included the previously mentioned additional accrual of $3.6 million for a special FDIC assessment. Also, as mentioned earlier, expense from derivatives not in hedge relationships decreased $846 thousand due to a change in the fair value. Employee benefits expense decreased $402 thousand as well due mainly to a decline in the expense associated with United’s employee pension plan primarily as a result of an $11 million contribution made in the third quarter of 2009. Partially offsetting these decreases was an increase of $1.8 million in other real estate owned (OREO) costs due mainly to declines in the fair values of OREO properties. In addition, a few other costs increased from last year’s second quarter to partially offset the overall decrease in noninterest expense; however, none were individually significant.

Noninterest expense for the first half of 2010 was $88.9 million, an increase of $1.4 million or 2% from the first half of 2009 due primarily to an increase of $2.2 million in OREO costs due mainly to declines in the fair values of OREO properties. Partially offsetting this increase was a decrease of $797 thousand in employee benefits expense due mainly to a decline in the expense associated with United’s employee pension plan primarily as a result of the $11 million contribution made in the third quarter of 2009.

On a linked-quarter basis, noninterest expense for the second quarter of 2010 increased $1.4 million or 3% from the first quarter of 2010 due primarily to an increase of $1.0 million in OREO costs due mainly to declines in the fair values of OREO properties. Also, as previously mentioned, expense from derivatives not in hedge relationships increased $538 thousand due to a change in the fair value. Partially offsetting these increases was a decrease of $397 thousand in net occupancy expense due to declines in building maintenance, lease and utilities costs.

During the second quarter of 2010, United’s Board of Directors declared a cash dividend of $0.30 per share. United has increased its dividend to shareholders for 36 consecutive years. The annualized 2010 dividend of $1.20 equates to a yield of approximately 5% based on recent UBSI market prices.

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July 23, 2010

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United Bankshares, with $7.5 billion in assets, presently has 113 full-service offices in West Virginia, Virginia, Maryland, Ohio, and Washington, D.C. United Bankshares stock is traded on the NASDAQ Global Select Market under the quotation symbol “UBSI.”

Cautionary Statements

The Company is required under generally accepted accounting principles to evaluate subsequent events through the filing of its June 30, 2010 consolidated financial statements on Form 10-Q. As a result, the Company will continue to evaluate the impact of any subsequent events on critical accounting assumptions and estimates made as of June 30, 2010 and will adjust amounts preliminarily reported, if necessary.

Forward-Looking Statements

This press release contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature and extent of governmental actions and reforms; and rapidly changing technology and evolving banking industry standards

UNITED BANKSHARES, INC. AND SUBSIDIARIES

FINANCIAL SUMMARY

(In Thousands Except for Per Share Data)

	Three Months Ended		Six Months Ended
	June 30 2010	June 30 2009	June 30 2010	June 30 2009
EARNINGS SUMMARY:
Interest income, taxable equivalent	$83,679	$95,434	$169,332	$193,103
Interest expense	22,025	30,323	45,642	64,111
Net interest income, taxable equivalent	61,654	65,111	123,690	128,992
Taxable equivalent adjustment	1,490	2,902	3,047	5,866
Net interest income	60,164	62,209	120,643	123,126
Provision for credit losses	6,400	23,251	13,268	31,279
Noninterest income	17,584	17,850	33,157	33,240
Noninterest expenses	45,188	45,698	88,939	87,512
Income taxes	8,241	2,954	16,252	(214)
Net income	$17,919	$8,156	$35,341	$37,789

PER COMMON SHARE:
Net income:
Basic	$0.41	$0.19	$0.81	$0.87
Diluted	0.41	0.19	0.81	0.87
Cash dividends	$0.30	$0.29	0.60	0.58
Book value			17.84	17.42
Closing market price			$23.87	$19.54
Common shares outstanding:
Actual at period end, net of treasury shares			43,581,834	43,412,424
Weighted average- basic	43,539,531	43,396,901	43,497,809	43,402,034
Weighted average- diluted	43,640,805	43,463,108	43,587,686	43,464,674

FINANCIAL RATIOS:
Return on average assets	0.96%	0.41%	0.94%	0.96%
Return on average shareholders’ equity	9.23%	4.27%	9.20%	10.07%
Average equity to average assets	10.36%	9.70%	10.20%	9.51%
Net interest margin	3.69%	3.67%	3.67%	3.61%

	June 30 2010	June 30 2009	December 31 2009	March 31 2010

PERIOD END BALANCES:
Assets	$7,463,360	$7,847,516	$7,805,101	$7,615,243
Earning assets	6,635,280	7,011,338	6,956,322	6,786,218
Loans, net of unearned income	5,463,547	5,890,156	5,736,809	5,601,763
Loans held for sale	879	12,191	5,284	1,953
Investment securities	918,091	1,138,225	966,920	914,001
Total deposits	5,614,144	5,735,910	5,971,100	5,791,903
Shareholders’ equity	777,575	756,383	761,550	769,050